As filed with the Securities and Exchange Commission on January 6, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 2 to Form S-8 Registration No. 333-181808

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-151641

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-140014

UNDER

THE SECURITIES ACT OF 1933

World Energy Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3474959
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

World Energy Solutions, Inc.

100 Front Street

Worcester, Massachusetts 01608

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

World Energy Solutions, Inc. 2003 Stock Incentive Plan

World Energy Solutions, Inc. 2006 Stock Incentive Plan

(Full Title of the Plans)

David Brewster

President

One Marina Park Drive, Suite 400

Boston, Massachusetts 02210

(617) 224-9900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Form S-8 Registration Statements of World Energy Solutions, Inc., a Delaware corporation (“World Energy”) (collectively, the “Registration Statements”):

•	Registration Statement No. 333-140014 filed with the United States Securities and Exchange Commission (the “SEC”) on January 16, 2007 registering (i) 4,363,029 shares of World Energy common stock, par value $0.0001 per share (the “Shares”), under the World Energy Solutions, Inc. 2003 Stock Incentive Plan (the “2003 Plan”); (ii) 120,000 Shares (which Shares were subjected to a reverse split of ten to one on March 27, 2009) of World Energy under the World Energy Solutions, Inc. 2006 Stock Incentive Plan (the “2006 Plan”); and (iii) 4,618,161 shares (which Shares were subjected to a reverse split of ten to one on March 27, 2009) of World Energy under the 2006 Plan.

•	Registration Statement No. 333-151641 filed with the SEC on June 13, 2008 registering 4,000,000 Shares (which Shares were subjected to a reverse split of ten to one on March 27, 2009) under the 2006 Plan.

•	Registration Statement No. 333-181808 filed with the SEC on May 31, 2012 registering 800,000 Shares under the 2006 Plan.

World Energy is filing this Post-Effective Amendment to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by World Energy pursuant to the above referenced Registration Statements.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 4, 2014, by and among EnerNOC, Inc. (“Parent”), Wolf Merger Sub Corporation, a Delaware corporation (“Merger Sub”) and World Energy, on January 5, 2015, Merger Sub merged with and into World Energy (the “Merger”), with World Energy surviving as a wholly owned subsidiary of Parent. Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each Share then outstanding (other than Shares that are held by any stockholders who are entitled to and who properly demanded appraisal in connection with the Merger) was converted into the right to receive $5.50 per Share, net to the seller in cash, without interest, less any applicable withholding taxes, except for Shares then owned by Parent or Merger Sub and Shares held in treasury of World Energy or by any of its wholly owned subsidiaries, which Shares were cancelled and retired and ceased to exist, and no consideration will be delivered in exchange therefor.

As a result of the consummation of the transactions contemplated by the Merger Agreement, World Energy has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by World Energy in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, World Energy hereby removes and withdraws from registration any and all securities of World Energy registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in Worcester, Massachusetts, on January 6, 2015.

World Energy Solutions, Inc.

By:	/s/ David Brewster
David Brewster
President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on January 6, 2015:

Signature	Title(s)

/s/ David Brewster David Brewster	President and Director (principal executive officer, principal financial officer, and accounting officer)

/s/ Neil Moses Neil Moses	Director

/s/ Timothy Healy Timothy Healy	Director